Stewart Enterprises, Inc.

Supplemental Retirement and Deferred Compensation Plan

Article I - Purpose of Plan
1.1

Purpose of Plan. The Company intends and desires by the adoption of this Stewart Enterprises, Inc. Supplemental Retirement and Deferred Compensation Plan (the "Plan") to recognize the value to the Company of the past and present services of Eligible Employees covered by the Plan and to encourage and assure their continued service with the Company by making more adequate provisions for their future retirement security. This amendment and restatement of the Plan is effective as of January 1, 2001 except as otherwise provided.

This Plan was adopted to provide certain highly compensated executives of Stewart Enterprises, Inc. covered under the Stewart Enterprises Employees' Retirement Trust (the "Basic Plan") the opportunity to accumulate deferred compensation which cannot be accumulated under the Basic Plan because of limitations of deferrals under Internal Revenue Code (the "Code") Section 401(k) (the "401(k) Limits"), the limitations on tax qualified pension plan benefits under Code Section 401(a)(17) (the "401(a)(17) Limits"), and because salary deferral contributions and matching employer contributions are required to be returned under the Basic Plan because of the nondiscrimination rules under Code Sections 401(k)(3) or 401(m)(2) (the "Nondiscrimination Rules Refund").

Article II - Definitions

Terms not otherwise defined herein shall have the definition ascribed to them under the basic plan.

2.1	Account means the Participant Accounts maintained under this Plan on the books of the Company for the benefit of a Participant.
2.2

Administrator means the person(s) or entity(ies) appointed by the Board to administer the Plan on its behalf. Currently, the Administrator is the Company, which shall act through its employees who are delegated responsibility with respect to the Plan.

2.3	Basic Plan means the Stewart Enterprises Employees' Retirement Trust; such Basic Plan is hereby incorporated by reference.
2.4	Beneficiary means the beneficiary/ies properly designated by the Participant under the Basic Plan to receive benefits payable on the Participant's death.
2.5	Board means the Board of Directors of Stewart Enterprises, Inc.
2.6	Code means the Internal Revenue Code of 1986, as amended.
2.7	Company means Stewart Enterprises, Inc. or any company that is a successor as a result of merger, consolidation, liquidation, transfer of assets, or other reorganization.
2.8

Effective Date means January 1, 1994, the date the Plan was originally effective. The Plan was previously amended effective January 1, 1997 and January 1, 1999. This amended and restated Plan is effective as of January 1, 2001.

2.9	Eligible Employee means, for any Plan Year, an Employee of the Company who is a member of the Senior Executive Committee, and who is a participant in the Basic Plan.
2.10	Entry Date means January 1st of any Plan Year.
2.11	Participant means any person so designated as an Eligible Employee who participants in this Plan.
2.12	Plan means the Stewart Enterprises, Inc. Supplemental Retirement and Deferred Compensation Plan.
2.13

Plan Compensation means the annual compensation, as defined in the Basic Plan, of a Participant in excess of the limitation on compensation contained in Code Section 401(a)(17), taking into account cost of living adjustments that may be made pursuant to that Code Section, from time to time.

2.14	Plan Year means the twelve (12) month period beginning on January 1st and ending each December 31 during which the Plan is in effect.
2.15

Supplemental Matching Employer Contribution Account means the account on the books of the Company to which a Participant's Supplemental Matching Employer Contributions under Section 4.1, plus earnings, are credited.

2.16

Supplemental Discretionary Employer Contribution Account means the account on the books of the Company to which a Participant's Supplemental Discretionary Employer Contributions under Section 4.2, plus earnings, are credited.

2.17	Supplemental Elective Deferral Account means the account on the books of the Company to which a Participant's Supplemental Elective Deferrals under Section 3.1, plus earnings, are credited.
2.17	Valuation Date means December 31st of each Plan Year and any other date that the Company, in its sole discretion, designates as a Valuation Date.

Article III - Supplemental Elective Deferrals

3.1

Supplemental Elective Deferrals. An Eligible Employee may, for any Plan Year in which he or she is a Participant, elect to accept a reduction in compensation (salary and/or bonus) from the Company equal to a whole percentage of his or her Plan Compensation; provided, however, that such reduction shall not exceed fifteen percent (15%) of Plan Compensation. Salary and/or bonus deferral elections under this Plan must be made before the beginning of the Plan Year to which they apply. Ordinarily, a Participant shall make such an election with respect to a coming twelve (12) month Plan Year during the period beginning on December 1st, and ending on December 15th of the prior Plan Year, or during such other period established by the Company.

Salary deferrals shall be made through regular payroll deductions or through an election by the Participant to defer the payment of a bonus not yet payable to him or her at the time of the election. Once made, a salary deferral election shall continue in force indefinitely, until changed by the Participant on a subsequent election form provided by the Company. Supplemental Elective Deferrals will be credited to the Participant's Supplemental Elective Deferral Account.

Article IV - Supplemental Company Contributions

4.1

Supplemental Matching Employer Contributions. The Company will credit to each Participant's Supplemental Matching Employer Contribution Account an amount equal to the Matching Employer Contribution that the Company would have made on behalf of the Participant under the Basic Plan if the Participant's Elective Deferrals could have been made to the Basic Plan instead of being credited under this Plan.

Currently - Fifty percent (50%) of the first five percent (5%) of Plan Compensation that is deferred.
4.2

Supplemental Discretionary Employer Contribution. The Company, before the end of each Plan year, will determine by appropriate action, the Supplemental Discretionary Employer Contribution to be made on behalf of each Participant. The amount of the Supplemental Discretionary Employer Contribution for each Participant will be computed by multiplying the Plan Compensation of each Participant by the declared Discretionary Employer Contribution percentage, for the coinciding Plan Year under the Basic Plan. Supplemental Discretionary Employer Contributions will be credited to the Participant's Supplemental Discretionary Employer Contribution Account.

Currently - 1.0% of Plan Compensation.

Article V - Nondiscrimination Rules Refund

5.1

Elective Deferrals. If any portion of the Participant's Elective Deferrals and/or Voluntary Contributions (Matching or Additional) under the Basic Plan are required to be returned because of the nondiscrimination rules refund, such Elective Deferrals and/or Voluntary Contributions, plus the applicable earnings, shall be credited to the Participant's Supplemental Elective Deferral Account.

5.2

Matching Employer Contributions. If any portion of the Participant's Matching Employer Contributions under the Basic Plan are required to be distributed or forfeited because of the nondiscrimination rules refund, such Matching Employer Contributions, plus applicable earnings, shall be credited to the Participant's Supplemental Matching Employer Contribution Account.

Article VI - Vesting
6.1	Supplemental Elective Deferrals. A Participant shall always be one hundred percent (100%) vested in amounts credited to his or her Supplemental Elective Deferral Account.
6.2

Supplemental Company Contributions. A Participant will always have the same vesting percentage in his or her Supplemental Matching Employer Contribution Account and his or her Supplemental Discretionary Employer Contribution Account as he or she has in his or her Matching Employer and Employer Discretionary Contribution Accounts under the Basic Plan.

Currently - One-hundred percent (100%) vested after five (5) years of service.

Article VII - Payments of Benefits
7.1

Payment of Benefits. A Participant (or his or her Beneficiary) shall be entitled to receive a distribution equal to the vested portion of the Participant's Account under this Plan in the event of termination of employment, retirement, disability or death (a "Payment Event").

7.2	Method of Payment.

(a)	Cash Payments. All payments under the Plan shall be made in cash.
(b)

Manner of Payment. In the case of distributions to a Participant or his or her Beneficiary, the Participant's Account will be paid in a lump sum or in substantially equal annual installments made over a period selected by the Participant. If the payment is to be in installments, the total unpaid balance shall continue to be deemed to be invested pursuant to Section 8.2. If the Participant elects to receive payments in installments, the Participant shall also elect the number of installments to be paid and the manner in which the amount of such installments shall be calculated.

(c)

Time of Payment. In the case of distributions to a Participant or his or her Beneficiary, the Participant's Account will be paid or installment payments will commence on such date after the Payment Event as the participant selects.

(d)	Default Elections.
(i)

Lump Sum. If a Participant fails to designate properly the manner of payment, such payment will be in a lump sum. If a Participant's form of distribution is a lump sum payment, but the Participant fails to designate properly the time of payment under the Plan, such payment(s) will commence as soon as practical after the Payment Event, but not later than sixty (60) days after the end of the Plan Year in which the Payment Event occurs.

(ii)

Installments. If the Participant elects installment payments but fails to designate the date on which payment is to begin, the number of installments and/or the manner in which the amount of each installment shall be computed, then payment will begin 60 days after the end of the Plan Year in which the Payment Event occurred and the Participant's Account shall be paid in ten substantially equal annual installments.

(e)	Changes in Time or Manner of Payment. The Participant may at any time make or change his election as to the manner and/or time for payment. However, any election or change must:
(i)	be in writing,
(ii)	be filed with the Administrator at least 13 months before the date payment otherwise would have been made or begun under the election or default rule that was previously in place, and
(iii)	not result in payment earlier than the date payment would otherwise would have been made under the election or default rule that was previously in place.
7.3

Change of Control Distributions. If a change of control in the Company occurs, the Participant's account at the date of the change of control shall be vested, valued, and become payable according to the provisions of Section 7.2. For purposes of this Plan, a "change of control" shall occur when:

(a)

Any "person" (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than Frank B. Stewart, Jr. and other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of another corporation or other entity (an "Affiliate") which is a member of the Company's controlled group within the meaning of Code Sections 414(b) and 414(c), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities or other ownership interest of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities or other ownership interest;

(b)

The majority of the members of the Board of Directors of the Company (the "Board") ceases to be comprised of individuals who are Continuing Members of that Board; a "Continuing Member" means (i) a director who is a member of the Board on the date that is one year before the date that is being tested to determine if a Change of Control occurred on that date and (ii) any successor of a Continuing Member who is elected to the Board or nominated for such election by action of a majority of the Continuing Members then serving on the Board;

(c)

The merger or consolidation, or other transaction which causes the Company to cease to be an independent corporation or entity, unless the transaction exclusively involves an Affiliate or Affiliates of the Company; or

(d)

The sale or other disposition of all or substantially all of the assets of the Company other than exclusively to an Affiliate or Affiliates of the Company within the meaning of Code Section 414(b) or 414(c).

7.4

Hardship Distributions. In the event of an "unforeseeable emergency", the Participant may apply to the Company for a distribution of all or part of his or her Account. Upon the finding of an unforeseeable emergency, the Company shall make the appropriate distribution to the Participant from the Participant's account. In no event shall the aggregate amount of the distribution exceed the lessor of the vested value of the Participant's account or the amount necessary to meet the unforeseeable emergency. For purposes of this Section, "unforeseeable emergency" means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend on the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:

(a)	through reimbursement or compensation by insurance or otherwise,
(b)	by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or
(c)	by cessation of deferrals under the Plan.
Examples of circumstances that are not considered to be unforeseeable emergencies include the need to send a Participant's child to college or the desire to purchase a home.
7.5

In-Service Withdrawals. A Participant may withdraw all or any part of the vested portion of his or her Account while employed by the Company. The minimum withdrawal under this section is $10,000. However, any amount withdrawn under this provision shall be subject to a ten percent (10%) penalty, which will result in a payment to the Participant of only ninety percent (90%) of the amount withdrawn and the Participant will forfeit ten percent (10%) of the amount withdrawn. Amounts so forfeited will be retained by the Company.

Article VIII - Accounts

8.1

Accounts. The Company will maintain on its books a Supplemental Elective Deferral Account, a Supplemental Matching Employer Contribution Account, and a Supplemental Discretionary Contribution Account for each Participant, to which shall be credited, as appropriate, Elective Deferrals under Section 3.1, Matching Employer Contributions under Section 4.1, Discretionary Employer Contributions under Section 4.2, nondiscrimination rules refund contributions under Article V, and earnings as provided in Section 8.2.

8.2

Earnings Allocation. At the end of the Plan Year, each Participant's Account will be adjusted, with either an increase or a decrease, to reflect earnings on the average daily balance of the Account during the Plan Year. Effective as of January 1, 2000, the Account will be adjusted to reflect earnings equal to the Company's weighted average cost of capital, as determined by the Company's Treasury Department and certified by the Chief Financial Officer. Earnings for the Plan Year will be credited or debited only on Accounts that are on the books of the Company at the end of the Plan Year. However, Accounts or portions of Accounts that are distributed during a Plan Year will be credited or debited with earnings from the beginning of the Plan Year through the day immediately preceding the distribution.

Article IX - Administration

9.1

Administrator. The Administrator shall administer, and shall have discretionary authority to construe and interpret, this Plan and shall determine, subject to the provisions of this Plan in a manner consistent with the administration of the Basic Plan, the Eligible Employees who shall participate in the Plan from time to time and the amount, if any, due a Participant (or his or her beneficiary) under this Plan. No one acting on behalf of the Administrator shall be liable for any act done or determination made in good faith. In carrying out its duties herein, the Administrator shall have discretionary authority to exercise all powers and to make all determinations (including determinations concerning eligibility for benefits), consistent with the terms of the Plan, in all matters entrusted to it, and its determinations shall be given deference and shall be final and binding on all interested parties.

9.2	Claims Procedure.
(a)

Notice of Claim. Any Participant or Beneficiary, or the duly authorized representative of a Participant or Beneficiary, may file with the Administrator a claim for a Plan benefit. Such a claim must be in writing and must be delivered to the Administrator, in person or by mail, postage prepaid. Within ninety (90) days after the receipt of such a claim, the Administrator shall send to the claimant, by mail, postage prepaid, a notice of the granting or the denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed ninety (90) days from the end of the initial period. If such an extension is necessary, the claimant will be given a written notice to this effect before the expiration of the initial ninety (90) day period. The Administrator shall have full discretion to deny or grant a claim in whole or in part in accordance with the terms of the Plan. If notice of the denial of a claim is not furnished in accordance with this Section, the claim shall be deemed denied and the claimant shall be permitted to exercise his or her right to review pursuant to Sections 9.2(c) and 9.2(d) of the Plan, as applicable.

(b)	Action on Claim. The Administrator shall provide to every claimant who is denied a claim for benefits a written notice setting forth, in a manner calculated to be understood by the claimant;
(i)	The specific reason or reasons for the denial;
(ii)	A specific reference to the pertinent Plan provisions on which the denial is based;
(iii)	A description of any additional material or information necessary of the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(iv)	An explanation of the Plan's claim review procedures.
(c)

Review of Denial. Within sixty (60) days after the receipt by a claimant of written notification of the denial (in whole or in part) of a claim, the claimant or the claimant's duly authorized representative, on written application to the Administrator, delivered in person or by certified mail, postage prepaid, may review pertinent documents and may submit to the Administrator, in writing, issues and comments concerning the claim. As a condition of coverage and of receiving benefits under the Plan, each Participant and Beneficiary agrees that requests for review received by the Administrator more than 60 calendar days after the date of receipt of the claim denial will not be considered. No legal recourse will be available after this period. The claimant should include in his written appeal the following information to support his claim for benefits:

(i)	A list of which issues, if any, in the claim denial he chooses to contest and that he wishes the Administrator to review on appeal;
(ii)	His position on each issue;
(iii)	Any additional facts that he believes support his position on the issue; and
(iv)	Any legal or other arguments he believes support his position on each issue.
(d)

Decision on Review. Upon the Administrator's receipt of a notice of a request for review, the Administrator shall make a prompt decision on the review and shall communicate the decision on review in writing in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision on review shall be made not later than sixty (60) days after the Administrator's receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered not later than one hundred twenty (120) days after receipt of the request for review. If an extension is necessary, the claimant shall be given written notice of the extension by the Administrator before the expiration of the initial sixty (60) day period. If notice of the decision on review is not furnished in accordance with this Section, the claim shall be deemed denied on review. No legal action to recover benefits or with respect to any other matter related to this Plan may be commenced before the claimant has timely exhausted the claim and appeal procedures described above. In no event may any such action be brought more than three (3) years after the claim was first incurred or after the occurrence of the event giving rise to the claim, whichever is later.

 Article X - Miscellaneous Provisions

10.1	Limitation of Rights. Nothing contained in this Plan shall be construed to:
(a)	Limit in any way the right of the Company to terminate a Participant's employment at any time; or
(b)	Be evidence of any agreement or understanding, express or implied, that the Company will employ a Participant in any particular position or at any particular rate of remuneration.
10.2

Nonalienation of Benefits. No amounts payable hereunder may be assigned, pledged, mortgaged, or hypothecated, and, to the extend permitted by law, no such amounts shall be subject to legal process or attachment of the payment of any claims against any person entitled to receive the same.

10.3

Amendment or Termination of Plan. Although it is expected that this Plan shall continue indefinitely, the Board may amend this Plan from time to time in any respect, and may at any time terminate the Plan in its entirety; provided, however, that a Participant's Accounts as of the date of any such amendment or termination may not be reduced nor may any such amendment or termination adversely affect a Participant's entitlement to his or her Accounts as of such date. This Plan shall terminate automatically if the Basic Plan terminates, in which event (i) no additional Eligible Employees shall become Participants in this Plan and (ii) benefits under this Plan shall be paid in such manner and at such time as the Company, in its discretion, determines, without regard to when benefits under the Basic Plan are paid.

10.4

Construction of Plan. This Plan is unfunded. The obligations of the Company with respect to the amounts payable hereunder shall be paid out of the Company's general assets and shall not be secured by any form of trust, escrow, or otherwise. This provision shall not require the Company to set aside any funds, but the Company may set aside such funds if it chooses to do so. This Plan shall be so construed that it will be "unfunded" and maintained "primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees," as those terms are used in the Employee Retirement Income Security Act of 1974.

10.5

Gender and Number. Wherever used in this Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

10.6	Law Governing. This Plan shall be construed in accordance with and governed by the laws of the State of Louisiana to the extent such laws are not preempted by federal law.

Stewart Enterprises, Inc.
/S/ SHIRLEY H. NELSON Witness	By /S/ WILLIAM E. ROWE William E. Rowe President and Chief Executive Officer
/S/ CHARI SANDROCK Witness	By /S/ KENNETH C. BUDDE Kenneth C. Budde Executive Vice President and Chief Financial Officer
Date: 6/8/01